Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Results As Quarterly Revenues Increase 16.1%, EBITDA 56.6% and Net Income 68.0%; Increases Quarterly Cash Distribution to $0.73 Per Unit; and Updates 2009 Guidance

TULSA, OKLAHOMA, April 27, 2009 – On the strength of improved pricing from contractual coal sales commitments, Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported records for EBITDA and net income for the quarter ended March 31, 2009 (the “2009 Quarter”). Comparing the 2009 Quarter to the quarter ended March 31, 2008 (the “2008 Quarter”), EBITDA increased 56.6% to $107.8 million and net income rose 68.0% to $72.5 million, or $1.56 of net income per basic and diluted limited partner unit. (For a discussion of net income presentation and a definition of EBITDA and related reconciliations to GAAP, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2009 Quarter to $0.73 per unit (an annualized rate of $2.92 per unit), payable on May 15, 2009 to all unitholders of record as of the close of trading on May 8, 2009. The announced distribution represents a 24.8% increase over the cash distribution of $0.585 for the 2008 Quarter and a 2.1% increase over the cash distribution of $0.715 for the fourth quarter of 2008.

“With substantial coal supply commitments reflecting improved contract pricing, ARLP entered 2009 well positioned for a strong start and we delivered – posting new records for quarterly revenues, EBITDA and net income,” said Joseph W. Craft III, President and Chief Executive Officer. “These results are particularly gratifying in light of the challenges created by the continuing global recession and the disruptive ice storm that hit western Kentucky during the quarter. Looking ahead, even though reduced electricity generation and falling natural gas prices have resulted in lower coal demand and weakened spot coal prices, we remain optimistic that ARLP will achieve substantial year-over-year growth in earnings and cash flows in 2009. Accordingly, our Board was comfortable declaring another increase in quarterly cash distributions to ARLP unitholders.”

Consolidated Financial Results

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

In addition to the previously discussed records for net income and EBITDA, ARLP also reported record revenues for the 2009 Quarter of $329.3 million, an increase of 16.1% compared to

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revenues of $283.6 million for the 2008 Quarter. Higher revenues in the 2009 Quarter primarily reflect improved pricing under ARLP’s coal sales contracts, which helped push its average price realization up to a record $48.59 per ton sold, an increase of $10.11 per ton sold compared to the average coal sales price realized in the 2008 Quarter.

Operating expenses increased to $196.4 million, compared to $192.6 million in the 2008 Quarter, primarily due to higher sales-related expenses, materials and supply costs, and maintenance costs. As anticipated, labor and labor-related expenses also increased in the 2009 Quarter as ARLP continued to hire and train new employees for the River View and Tunnel Ridge mine development projects.

Financial results for the 2009 Quarter were also impacted by higher depreciation, depletion and amortization, which increased in the 2009 Quarter to $27.4 million, compared to $23.3 million in the 2008 Quarter, as a result of recent capital expenditures related to infrastructure improvements, efficiency projects, reserve acquisitions and expansion of production capacity. In addition, net interest expense increased $4.5 million in the 2009 Quarter to $7.4 million due to ARLP’s $350 million private placement of debt in June 2008.

Regional Results and Analysis

	2009 Quarter	2008 Quarter	% Change	2008 Qtr 4	% Change
Illinois Basin
Tons Sold (millions)	4.963	5.365	(7.5)%	5.238	(5.3)%
Coal sales price per ton (1)	$44.64	$34.28	30.2%	$36.31	22.9%
Segment Adjusted EBITDA Expense per ton(2)	$26.48	$23.68	11.8%	$27.85	(4.9)%
Segment Adjusted EBITDA (millions) (2)	$90.8	$57.5	57.9%	$44.6	103.6%

Central Appalachia
Tons Sold (millions)	0.764	0.845	(9.6)%	0.907	(15.8)%
Coal sales price per ton (1)	$70.41	$58.08	21.2%	$61.42	14.6%
Segment Adjusted EBITDA Expense per ton(2)	$48.56	$45.12	7.6%	$46.32	4.8%
Segment Adjusted EBITDA (millions) (2)	$16.8	$11.1	51.4%	$13.8	21.7%

Northern Appalachia
Tons Sold (millions)	0.700	0.784	(10.7)%	0.806	(13.2)%
Coal sales price per ton (1)	$52.13	$46.12	13.0%	$58.48	(10.9)%
Segment Adjusted EBITDA Expense per ton(2)	$43.65	$35.98	21.3%	$44.24	(1.3)%
Segment Adjusted EBITDA (millions) (2)	$6.7	$9.0	(25.6)%	$12.6	(46.8)%

Total (3)
Tons Sold (millions)	6.427	6.994	(8.1)%	6.951	(7.5)%
Coal sales price per ton (1)	$48.59	$38.48	26.3%	$42.15	15.3%
Segment Adjusted EBITDA Expense per ton(2)	$31.26	$27.92	12.0%	$32.76	(4.6)%
Segment Adjusted EBITDA (millions) (2)	$117.5	$77.7	51.2%	$71.8	63.6%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

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Reduced coal sales volumes in all operating regions resulted in lower total coal sales volumes of 6.4 million tons in the 2009 Quarter, compared to 7.0 million tons in the 2008 Quarter. Coal sales volumes in the Illinois Basin were impacted by weather disruptions in western Kentucky during the 2009 Quarter, particularly at the Dotiki, Warrior and Elk Creek mines. These disruptions coupled with unplanned customer outages also contributed to increased Illinois Basin coal inventory during the 2009 Quarter compared to the 2008 Quarter. Lower sales volumes and increased coal inventory in the Central Appalachian region reflect timing delays for scheduled coal shipments during the 2009 Quarter. Lower than anticipated spot market sales in the 2009 Quarter impacted sales volumes and coal inventory in the Northern Appalachian region, compared to the 2008 Quarter.

As previously discussed, ARLP continued to benefit from improved contract pricing across all operating regions during the 2009 Quarter resulting in a 26.3% increase in total average coal sales price per ton over the 2008 Quarter. In addition, higher average coal sales prices per ton in the Central Appalachian and Northern Appalachian regions reflect increased price realizations on sales of purchased tons during the 2009 Quarter.

Total Segment Adjusted EBITDA Expense per ton increased 12.0% during the 2009 Quarter to $31.26 per ton sold, compared to the 2008 Quarter. As previously discussed, all of ARLP’s operating regions experienced higher sales related expenses and labor expenses, as well as increased materials and supply costs during the 2009 Quarter. In addition, costs in the Illinois Basin were impacted by the weather disruptions in western Kentucky while the Central and Northern Appalachian regions experienced higher purchased coal costs in the 2009 Quarter. Expenses related to our River View and Tunnel Ridge organic growth projects also contributed to the increased costs for the Illinois Basin and Northern Appalachian Basin, respectively, during the 2009 Quarter. Compared to the fourth quarter of 2008, however, Segment Adjusted EBITDA expenses per ton in the 2009 Quarter declined by 4.6% as ARLP began to benefit from lower costs for certain consumables and cost control efforts at all operations. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “The effects of the ongoing economic slowdown and a lack of confidence as to the timing of an economic rebound continue to create significant uncertainties for energy demand in general, including coal and competing fuels. Consequently, we are seeing very little spot buying activity for 2009 and most of our customers are cautious about predicting 2010 demand levels for coal. In response, ARLP is adjusting its production and sales estimates for the balance of 2009 to reflect reduced demand. These adjustments will include reducing overtime and moving a production unit in the second half of this year from one of our western Kentucky operations to our new River View mine. This move will allow us to stay on our planned development schedule at River View while managing overall production levels in a difficult market. In addition, we are adjusting the construction schedule at our Tunnel Ridge mine to coincide initial continuous miner development production with completion of the coal preparation plant in mid-2010. As a result, longwall production at Tunnel Ridge is now anticipated to begin in late 2011. We intend to remain flexible and disciplined in our response to these evolving market dynamics. Fortunately, our strong balance sheet and cash flows, solid customer base and significant contracted positions leave ARLP well positioned to successfully navigate through the current market environment.”

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Due to the operational adjustments discussed above, ARLP is currently anticipating coal production for 2009 in a range of 27.1 to 27.5 million tons. ARLP currently has approximately 26.3 million tons of coal contractually committed and priced in 2009 and has secured sales commitments for approximately 25.3 million tons, 22.9 million tons and 16.2 million tons in 2010, 2011 and 2012, respectively. Approximately 1.5 million tons, 1.5 million tons and 2.5 million tons of these coal sales commitments remain open to market pricing in 2010, 2011 and 2012, respectively.

Based on current estimates for coal sales volumes and pricing for uncommitted tons, ARLP is reducing 2009 estimates for revenues, excluding transportation revenues, to a range of $1.29 to $1.37 billion, and is currently anticipating EBITDA and net income near the lower end of its previous guidance ranges of $400.0 to $440.0 million and $240.0 to $280.0 million, respectively. These estimated ranges reflect ARLP’s current expectations and its best judgments regarding the coal markets and other factors, including coal sales volumes and price realizations for uncommitted tons during the balance of 2009. As reflected in the Forward-Looking Statements Disclosure below, a number of these factors are beyond ARLP’s control and, consequently, its actual results may differ from current expectations. (For a discussion of net income presentation and a definition of EBITDA and related reconciliations to GAAP, please see the end of this release.)

Reflecting revised operating plans and mine construction schedules, ARLP is also lowering estimated 2009 total capital expenditures, including maintenance capital expenditures, to a range of $375.0 to $425.0 million. Due to lower capital expenditures in 2009, ARLP’s liquidity is expected to be $25 to $50 million higher for the year even with the lower production outlook.

A conference call regarding ARLP’s 2009 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (800) 901-5218 and provide pass code 53546355. International callers should dial (617) 786-4511. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 68264747. International callers should dial (617) 801-6888.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing two new mining complexes, one in Kentucky and one in West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; sustained decreases in coal prices, which could adversely affect our operating results and cash flows; decreases in spot market prices for coal; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; the impact and duration of the current worldwide economic downturn; liquidity constraints, including those resulting from the cost or unavailability of financing due to current credit market conditions; customer bankruptcies or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; replacement of coal reserves; a loss or reduction of direct or indirect benefits from certain state and federal tax credits; and difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Tons sold	6,427	6,994
Tons produced	6,871	6,865

SALES AND OPERATING REVENUES:
Coal sales	$312,260	$269,158
Transportation revenues	10,890	10,620
Other sales and operating revenues	6,150	3,810

Total revenues	329,300	283,588

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	196,376	192,618
Transportation expenses	10,890	10,620
Outside coal purchases	4,760	2,903
General and administrative	9,734	8,831
Depreciation, depletion and amortization	27,350	23,294

Total operating expenses	249,110	238,266

INCOME FROM OPERATIONS	80,190	45,322

Interest expense	(7,981)	(2,988)
Interest income	631	98
Other income	226	217

INCOME BEFORE INCOME TAXES	73,066	42,649
INCOME TAX EXPENSE (BENEFIT)	426	(655)

NET INCOME	72,640	43,304
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(129)	(141)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$72,511	$43,163

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$14,857	$9,156

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$57,654	$34,007

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT (1)	$1.56	$0.92

DISTRIBUTIONS PAID PER COMMON UNIT	$0.715	$0.585

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,999,057	36,856,724

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,999,057	36,895,333

(1)	On January 1, 2009, we adopted retrospectively the provisions of Emerging Issues Task Force No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings Per Share, to Master Limited Partnerships which impacts our presentation of earnings per unit in periods when our aggregate net income exceeds the aggregate distributions because undistributed earnings are no longer allocated to the IDR holder as previously prescribed under the provisions of EITF No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

ASSETS	March 31,	December 31,
	2009	2008
CURRENT ASSETS:
Cash and cash equivalents	$211,968	$244,875
Trade receivables	114,484	87,922
Other receivables	4,977	6,018
Due from affiliates	123	—
Inventories	41,999	26,510
Advance royalties	3,200	3,200
Prepaid expenses and other assets	6,282	10,070

Total current assets	383,033	378,595

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,160,927	1,085,214
Less accumulated depreciation, depletion and amortization	(486,129)	(468,784)

Total property, plant and equipment, net	674,798	616,430

OTHER ASSETS:
Advance royalties	26,886	23,828
Other long-term assets	10,343	11,787

Total other assets	37,229	35,615

TOTAL ASSETS	$1,095,060	$1,030,640

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$86,613	$63,236
Due to affiliates	144	706
Accrued taxes other than income taxes	12,983	11,195
Accrued payroll and related expenses	20,441	20,555
Accrued interest	6,864	3,454
Workers’ compensation and pneumoconiosis benefits	9,377	9,377
Current capital lease obligation	345	351
Other current liabilities	13,730	11,911
Current maturities, long-term debt	18,000	18,000

Total current liabilities	168,497	138,785

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	440,000	440,000
Pneumoconiosis benefits	32,096	31,436
Accrued pension benefit	20,766	19,952
Workers’ compensation	47,506	47,828
Asset retirement obligations	56,836	56,204
Due to affiliates	532	420
Long-term capital lease obligation	704	784
Other liabilities	4,975	5,039

Total long-term liabilities	603,415	601,663

Total liabilities	771,912	740,448

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners—Common Unitholders 36,661,029 and 36,613,458 units outstanding, respectively	636,240	604,998
General Partners’ deficit	(294,604)	(295,834)
Accumulated other comprehensive income (loss)	(19,544)	(19,899)

Total ARLP Partners’ Capital	322,092	289,265
Noncontrolling interest	1,056	927

Total Partners’ Capital	323,148	290,192

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,095,060	$1,030,640

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$75,278	$66,426

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(85,597)	(34,049)
Changes in accounts payable and accrued liabilities	17,784	3,467
Proceeds from sale of property, plant and equipment	—	7
Payment for acquisition of coal reserves and other assets	—	(13,300)
Receipts of prior advances on Gibson rail project	535	738

Net cash used in investing activities	(67,278)	(43,137)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	—	76,100
Payments under revolving credit facilities	—	(54,100)
Payments on capital lease obligation	(86)	(92)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(791)	—
Cash contributions by General Partners	31	50
Distributions paid to Partners	(40,121)	(30,469)

Net cash used in financing activities	(40,967)	(8,511)

EFFECT OF CURRENCY TRANSLATION ON CASH	60	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(32,907)	14,778

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,875	1,118

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$211,968	$15,896

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Presentation of Net Income

Effective January 1, 2009 we adopted the provisions of statement of financial accounting standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which establishes accounting and reporting standards for noncontrolling ownership interest in subsidiaries. Prior to adoption of SFAS No. 160, consolidated net income included earnings attributable to ARLP but excluded earnings attributable to noncontrolling interests. Consolidated net income now includes earnings attributable to both ARLP and noncontrolling interests. Unless otherwise noted, any reference above to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2009E Midpoint
Cash flows provided by operating activities	$75,278	$66,426	$436,700
Non-cash compensation expense	(842)	(657)	(3,400)
Asset retirement obligations	(675)	(707)	(2,800)
Coal inventory adjustment to market	(9)	(53)	—
Net gain on foreign currency exchange	60	—	—
Net gain (loss) on sale of property, plant and equipment	1	(12)	—
Other	(143)	238	—
Net effect of working capital changes	26,320	1,363	(41,000)
Interest expense, net	7,350	2,890	29,500
Income tax expense (benefit)	426	(655)	1,000

EBITDA	107,766	68,833	420,000
Depreciation, depletion and amortization	(27,350)	(23,294)	(129,000)
Interest expense, net	(7,350)	(2,890)	(29,500)
Income tax (expense) benefit	(426)	655	(1,000)

Net income	72,640	43,304	260,500
Net income attributable to noncontrolling interest	(129)	(141)	(500)

Net income attributable to ARLP	$72,511	$43,163	$260,000

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,
	2009	2008
Operating expense	$196,376	$192,618
Outside coal purchases	4,760	2,903
Other income	(226)	(217)

Segment Adjusted EBITDA Expense	$200,910	$195,304
Divided by tons sold	6,427	6,994

Segment Adjusted EBITDA Expense per ton	$31.26	$27.92

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended March 31,
	2009	2008
EBITDA (See reconciliation to GAAP above)	$107,766	$68,833
General and administrative	9,734	8,831

Segment Adjusted EBITDA	$117,500	$77,664

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